Reclamation Consulting and Applications, Inc.
                      23832 Rockfield Boulevard, Suite 275
                          Lake Forest, California 92630


                                                 December 21, 2005


VIA FACSIMILE AND EDGAR

United States Securities
and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Attention:  Tamara Brightwell, Esq.



                  Re: Reclamation Consulting and Applications, Inc. Preliminary Proxy Statement on Form 14A
                           File No. 000-29881


Ladies and Gentlemen:

     The Company acknowledges that: 1) the Company is responsible for the adequacy and accuracy of the disclosure in the filing; 2) staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and 3) the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.



                                                      RECLAMATION CONSULTING AND
                                                      APPLICATIONS, INC.


                                                      By: /s/ GORDON DAVIES
                                                         --------------------
                                                      Name: Gordon Davies
                                                      Title: President